Exhibit 99.1

News
For more information, contact:
Brenda Williams (203) 846-6636
ANHEUSER-BUSCH COS. REPORTS INCREASED SALES AND EARNINGS
FOR THE THIRD QUARTER AND NINE MONTHS OF 2008
     ST. LOUIS, November 6, 2008 — Anheuser-Busch Cos. Inc. today reported that third quarter 2008 net sales increased 6.5 percent and diluted earnings per share (excluding one-time items in both 2008 and 2007) increased 10.5 percent 1/. For the nine months of 2008, net sales increased 5.7 percent and diluted earnings per share (excluding the one-time items) improved 8.9 percent 1/.
     “Anheuser-Busch had an outstanding summer selling season, with record sales in the third quarter.” said August A. Busch IV, president and chief executive officer of the company. “Driven by the national introduction of Bud Light Lime, U.S. beer shipments-to-wholesalers increased 2.3 percent while sales-to-retailers were up 3.6 percent, on a selling day adjusted basis. The Bud Light brand and super-premium Michelob Ultra family also made important contributions to growth, as did recent new products like Chelada and Landshark. According to IRI supermarket data, Anheuser-Busch gained 0.9 share points at the consumer level during the third quarter.” said Mr. Busch IV.
     The U.S. beer pricing environment remained favorable throughout the key summer selling season. The company implemented price increases on the majority of its U.S. beer volume in September and October. These pricing initiatives cover approximately 85 percent of the company’s domestic volume and are tailored to selected markets, brands and packages. Overall, the company expects to achieve revenue per barrel 2/ growth of 4 percent for 2008, including favorable brand mix. Commodity cost pressures continued but are being mitigated by cost savings initiatives and the company was able to expand U.S. beer gross margins in the quarter.
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Third Quarter Earnings
Anheuser-Busch
Add One
BEER SALES RESULTS
     The company’s reported beer volume for the third quarter and nine months of 2008 is summarized in the following table:

	Reported Beer Volume (millions of barrels) for Periods Ended Sept 30
	Third Quarter			Nine Months
		Versus 2007			Versus 2007
	2008	Barrels	%	2008	Barrels	%
U.S.	28.6	Up 0.65	Up 2.3%	82.0	Up 0.85	Up 1.1%
International	7.6	Up 0.45	Up 6.0%	19.2	Up 0.85	Up 4.8%

Worldwide A-B Brands	36.2	Up 1.1	Up 3.0%	101.2	Up 1.7	Up 1.8%
Equity Partner Brands	10.3	Up 0.3	Up 3.7%	26.8	Up 1.2	Up 4.6%

Total Brands	46.5	Up 1.4	Up 3.2%	128.0	Up 2.9	Up 2.3%

     U.S. beer shipments-to-wholesalers increased 2.3 percent for the third quarter while sales-to-retailers for the quarter (selling day adjusted) increased 3.6 percent. Import brands contributed 20 basis points of growth to beer shipments. For the nine months of 2008, shipments-to-wholesalers increased 1.1 percent and sales-to-retailers (selling day adjusted) increased 1.3 percent, with import brands contributing 30 basis points of growth to each. Wholesaler inventories for Anheuser-Busch produced brands at the end of the third quarter were one day lower compared with inventories at the end of the third quarter 2007.
     The company’s estimated U.S. beer market share for the nine months of 2008 was 49.2 percent compared to prior year market share of 49.0 percent. Market share is based on estimated U.S. beer industry shipment volume using information provided by the Beer Institute and the U.S. Department of Commerce.

Third Quarter Earnings
Anheuser-Busch
Add Two
     International volume, consisting of Anheuser-Busch brands produced overseas by company-owned breweries and under license and contract brewing agreements, plus exports from the company’s U.S. breweries, increased 6 percent for the third quarter and 4.8 percent for the nine months of 2008. These increases are primarily due to increased volume in China, Canada, Mexico and Argentina, partially offset by lower volume in the United Kingdom and Ireland.
     Worldwide Anheuser-Busch brands volume, comprised of domestic volume and international volume, increased 3 percent for the third quarter and 1.8 percent for the nine months of 2008 to 36.2 million and 101.2 million barrels, respectively.
     Total brands volume, which combines worldwide Anheuser-Busch brand volume with equity partner volume (representing the company’s share of its equity partners’ volume on a one-month lag basis) was 46.5 million barrels in the third quarter 2008, up 1.4 million barrels, or 3.2 percent. Total brands volume was up 2.3 percent, to 128.0 million barrels for the nine months of 2008.
     Equity partner brands volume grew 3.7 percent and 4.6 percent, respectively, for the third quarter and nine months of 2008 due to Tsingtao and Modelo volume growth.
THIRD QUARTER 2008 FINANCIAL RESULTS
     Key operating results and a discussion of financial highlights for the third quarter 2008 versus 2007 follow.

	($ in millions, except per share)
	Third Quarter		2008 vs. 2007
	2008	2007	$	%
Gross Sales	$5,549	$5,237	Up $312	Up 5.9%
Net Sales	$4,917	$4,618	Up $299	Up 6.5%
Income Before Income Taxes	$829	$872	Down $43	Down 4.8%
Equity Income	$174	$185	Down $11	Down 5.9%
Net Income	$666	$707	Down $41	Down 5.7%
Diluted Earnings per Share	$.90	$.95	Down $.05	Down 5.3%

Third Quarter Earnings
Anheuser-Busch
Add Three
•	Net sales increased 6.5 percent driven by sales increases from U.S. beer, international beer and entertainment operations. U.S. beer sales increased 6.6 percent due primarily to 2.3 percent higher beer shipments volume, and a 3.7 percent increase in revenue per barrel resulting from price increases and favorable brand mix. International beer sales were up 19 percent primarily on higher sales volume, increased pricing and favorable brand mix. Entertainment revenues increased 4.1 percent primarily due to increased attendance driven by the successful opening of the Aquatica water park near SeaWorld Orlando. Packaging segment sales declined 2.5 percent on lower aluminum can revenues partially offset by higher recycling sales.

•	The comparability of income before income taxes for the third quarter is impacted by normalization items in both years. In 2008, the company sold the U.S. distribution rights to Grolsch and recognized a pretax gain of $15.3 million. Additionally, the company recognized a combined $166.2 million in pretax corporate charges for outside professional services related to the InBev transaction and for costs associated with the previously announced enhanced retirement program. In 2007, the company sold certain beer distribution rights in southern California which resulted in a $26.5 million pretax gain. The gains from the sales of distribution rights are shown in a separate line item in the income statement and are included in U.S. beer operations for business segments reporting. The combined outside professional services and enhanced retirement program expenses are also shown separately in the income statement, and are classified in corporate for segments reporting. Excluding the normalization items to better portray underlying results, income before income taxes increased 16 percent 1/ due to improved results for the U.S. beer, international beer and packaging segments. Reported pretax income was down 4.8 percent for the third quarter 2008.

Third Quarter Earnings
Anheuser-Busch
Add Four
Excluding the distribution rights gains from both periods, 3/ pretax profits for U.S. beer increased $96 million due to increased revenue per barrel and higher beer sales volume, partially offset by higher production and distribution costs.

International beer pretax income was up $12 million versus prior year, primarily on improved results in China, the United Kingdom, Canada and Mexico.

Packaging segment pretax profits increased $17 million due to higher earnings from recycling operations driven by hedge gains.

Entertainment segment pretax income decreased $5 million primarily due to higher operating and marketing costs partially offset by increased attendance and higher ticket pricing.

•	Equity income decreased $11 million reflecting a combination of higher materials and operating costs at Grupo Modelo partially offset by volume growth. Third quarter 2007 equity income included a $16 million charge by Modelo for restructuring related to its domestic distribution system and C-store closings. Excluding the restructuring charge, equity income for 2008 was down $27 million. 1/

Third Quarter Earnings
Anheuser-Busch
Add Five
•	Net income and earnings per share comparisons for the third quarter also include the impacts of the gains on the distribution rights sales, the corporate charges and the Modelo restructuring. Excluding these normalization items, underlying third quarter 2008 net income and diluted earnings per share increased 10.7 percent and 10.5 percent, respectively, versus 20071/. On a reported basis, net income decreased 5.7 percent and diluted earnings per share decreased 5.3 percent, to $.90.
NINE MONTHS OF 2008 FINANCIAL RESULTS
     Key operating results and a discussion of financial highlights for the nine months of 2008 versus 2007 follow.

	($ in millions, except per share)
	Nine Months		2008 vs. 2007
	2008	2007	$	%
Gross Sales	$15,539	$14,769	Up $770	Up 5.2%
Net Sales	$13,737	$12,992	Up $745	Up 5.7%
Income Before Income Taxes	$2,281	$2,265	Up $16	Up 0.7%
Equity Income	$467	$539	Down $72	Down 13.4%
Net Income	$1,866	$1,901	Down $35	Down 1.8%
Diluted Earnings per Share	$2.55	$2.49	Up $.06	Up 2.4%
•	Net sales increased 5.7 percent on increased sales from all business segments. U.S. beer segment sales were up 5 percent on increased volume and higher revenue per barrel. U.S. beer volume was up 1.1 percent while revenue per barrel 2/ was up 3.1 percent primarily due to price increases on a majority of the company’s U.S. volume. International beer net sales increased 18.6 percent primarily on higher sales volume, increased pricing and favorable brand mix. Packaging segment sales were up 0.4 percent due to increased recycling revenues partially offset by lower aluminum can sales and entertainment sales increased 6.8 percent primarily from higher attendance and increased ticket pricing.

Third Quarter Earnings
Anheuser-Busch
Add Six
•	In addition to the third quarter items previously discussed, comparisons of income before income taxes for the nine months include the impact of the $16 million gain on disposal of the company’s remaining Spanish theme park interest in the second quarter 2007, which is included in corporate for segments reporting. Excluding all normalization items, income before income taxes increased 9.4 percent 1/ due primarily to higher profits for the U.S. beer, international beer and packaging segments. On a reported basis, pretax income increased 0.7 percent.

Excluding the distribution rights sales gains, income before income taxes for U.S. beer increased $131 million, reflecting higher volume and pricing, partially offset by increased operating costs and marketing expense.

International beer pretax income was up $48 million, primarily due to profit improvement in the United Kingdom, China and Canada.

Entertainment segment pretax results were essentially level with prior year due to increased attendance and higher ticket pricing being offset by higher operating and marketing expenses.

Packaging segment pretax income was up $7 million primarily due to increased earnings from aluminum recycling and can manufacturing operations.

Third Quarter Earnings
Anheuser-Busch
Add Seven
•	Equity income decreased $72 million for the nine months of 2008, primarily due to higher materials and operating costs for Modelo partially offset by higher beer volume. Additionally, equity income for the nine months of 2007 includes both the $16 million Modelo restructuring charge and a $29 million benefit from the return of an advertising fund that was part of Modelo’s former beer import contract. Tsingtao equity results for the nine months of 2008 include a $7 million charge due to higher Chinese income tax rates mandated by the government retroactively for 2007.

•	Excluding the normalization items, the year-to-date effective tax rate declined 220 basis points compared with prior year, to 37.7 percent, primarily due to lower taxes on foreign earnings largely due to lower Modelo equity earnings and tax benefits related to the exercise of employee incentive stock options. The reported effective tax rate was 38.7 percent.

•	Excluding the impacts of all normalization items, net income for the nine months of 2008 increased 4.8 percent and diluted earnings per share were up 8.9 percent versus prior year. 1/ The company repurchased over 14 million shares through September 2008. Reported net income decreased 1.8 percent and diluted earnings per share increased 2.4 percent, to $2.55.
Other Matters
     Anheuser-Busch will conduct a conference call with investors to discuss third quarter earnings results at 10:00 a.m. Central Time today. The company will broadcast the conference call live via the Internet. For details visit the company’s site on the Internet at www.anheuser-busch.com.
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Third Quarter Earnings
Anheuser-Busch
Add Eight
Notes
1.	Reconciliation of Comparative Third Quarter and Nine Months Results

	Income	Provision
	Before	for			Diluted
	Income	Income	Equity	Net	Earnings	Effective
($ in millions, except per share)	Taxes	Taxes	Income	Income	Per Share	Tax Rate
Third Quarter
2008
Reported	$829.3	$(337.4)	$174.2	$666.1	$.90	40.7%
Gain on Sale of Distribution Rights	(15.3)	5.8	—	(9.5)	(.013)
Corporate Charges	166.2	(40.6)	—	125.6	.169

Excluding Normalization Items	$980.2	$(372.2)	$174.2	$782.2	$1.05	38.0%

2007
Reported	$871.5	$(350.0)	$185.2	$706.7	$.95	40.2%

Gain on Sale of Distribution Rights	(26.5)	10.2	—	(16.3)	(.02)
Modelo Restructuring	—	—	16.0	16.0	.02

Excluding Normalization Items	$845.0	$(339.8)	$201.2	$706.4	$.95	40.2%

Percentage Change – 2008 vs. 2007
Reported	(4.8)%		(5.9)%	(5.7)%	(5.3)%	50	pts

Excluding Normalization Items	16.0%		(13.4)%	10.7%	10.5%	(220)	pts

Nine Months
2008
Reported	$2,280.5	$(881.5)	$467.2	$1,866.2	$2.55	38.7%
Gain on Sale of Distribution Rights	(15.3)	5.8	—	(9.5)	(.013)
Corporate Charges	166.2	(40.6)	—	125.6	.171

Excluding Normalization Items	$2,431.4	$(916.3)	$467.2	$1,982.3	$2.70	37.7%

2007
Reported	$2,264.6	($902.7)	$539.3	$1,901.2	$2.49	39.9%

Gain on Sale of Spanish Theme Park	(16.0)	6.1	—	(9.9)	(.01)
Gain on Sale of Distribution Rights	(26.5)	10.2	—	(16.3)	(.02)
Modelo Restructuring	—	—	16.0	16.0	.02

Excluding Normalization Items	$2,222.1	$(886.4)	$555.3	$1,891.0	$2.48	39.9%

Percentage Change – 2008 vs. 2007
Reported	0.7%		(13.4)%	(1.8)%	2.4%	(120)	pts

Excluding Normalization Items	9.4%		(15.9)%	4.8%	8.9%	(220)	pts

2.	Domestic revenue per barrel is calculated as net sales generated by the company’s U.S. beer operations on barrels of beer sold, determined on a U.S. GAAP basis, divided by the volume of beer shipped to U.S. wholesalers.

Third Quarter Earnings
Anheuser-Busch
Add Eight
3.	Reconciliation of Comparative U.S. Beer Income Before Income Taxes

	Third	Nine
	Quarter	Months
2008
Reported	$897.0	$2,481.7
Gain on Sale of Grolsch Distribution Rights	(15.3)	(15.3)

Excluding Gain	$881.7	$2,466.4

2007
Reported	$811.8	$2,361.5
Gain on Sale of Distribution Rights in Southern Calif.	(26.5)	(26.5)

Excluding Gain	$785.3	$2,335.0

Percentage Change – 2008 vs. 2007
Reported	10.5%	5.1%

Excluding Gain	12.3%	5.6%

Third Quarter Earnings
Anheuser-Busch
Add Eight
     This release contains forward-looking statements regarding the company’s expectations concerning its future operations, earnings and prospects. On the date the forward-looking statements are made, the statements represent the company’s expectations, but the company’s expectations concerning its future operations, earnings and prospects may change. The company’s expectations involve risks and uncertainties (both favorable and unfavorable) and are based on many assumptions that the company believes to be reasonable, but such assumptions may ultimately prove to be inaccurate or incomplete, in whole or in part. Accordingly, there can be no assurances that the company’s expectations and the forward-looking statements will be correct. Important factors that could cause actual results to differ (favorably or unfavorably) from the expectations stated in this release include, among others, changes in the pricing environment for the company’s products; changes in U.S. demand for malt beverage products, including changes in U.S. demand for other alcohol beverages; changes in consumer preference for the company’s malt beverage products; changes in the distribution for the company’s malt beverage products; changes in the cost of marketing the company’s malt beverage products; regulatory or legislative changes, including changes in beer excise taxes at either the federal or state level and changes in income taxes; changes in the litigation to which the company is a party; changes in raw materials prices; changes in packaging materials costs; changes in energy costs; changes in the financial condition of the company’s suppliers; changes in interest rates; changes in foreign currency exchange rates; unusual weather conditions that could impact beer consumption in the U.S.; changes in attendance and consumer spending patterns for the company’s theme park operations; changes in demand for aluminum beverage containers; changes in the company’s international beer business or in the beer business of the company’s international equity partners; changes in the economies of the countries in which the company, its international beer business or its international equity partners operate; future acquisitions or divestitures by the company, including effects on its credit rating; changes resulting from transactions among the company’s global or domestic competitors; and the effect of stock market conditions on the company’s share repurchase program. Anheuser-Busch disclaims any obligation to update or revise any of these forward-looking statements. Additional risk factors concerning the company can be found in the company’s most recent Form 10-K.

Anheuser-Busch Companies, Inc.
Comparative Consolidated Statement of Earnings (Unaudited)
(In Millions, Except Per Share)

	Third Quarter		Nine Months
	Ended Sept 30,		Ended Sept 30,
	2008	2007	2008	2007
Gross sales	$5,548.6	$5,237.4	$15,539.4	$14,769.2
Excise taxes	(632.0)	(619.7)	(1,802.2)	(1,777.7)

Net Sales	4,916.6	4,617.7	13,737.2	12,991.5
Cost of sales	(3,015.0)	(2,868.5)	(8,643.5)	(8,201.1)

Gross profit	1,901.6	1,749.2	5,093.7	4,790.4
Marketing, distribution and administrative expenses	(810.9)	(777.4)	(2,310.4)	(2,199.3)
Corporate charges	(166.2)	—	(166.2)	—
Gain on sale of distribution rights	15.3	26.5	15.3	26.5

Operating income	939.8	998.3	2,632.4	2,617.6
Interest expense	(116.0)	(119.4)	(366.7)	(359.0)
Interest capitalized	3.6	4.5	12.6	12.2
Interest income	1.1	0.7	3.4	2.7
Other income/(expense), net	0.8	(12.6)	(1.2)	(8.9)

Income before income taxes	829.3	871.5	2,280.5	2,264.6
Provision for income taxes	(337.4)	(350.0)	(881.5)	(902.7)
Equity income, net of tax	174.2	185.2	467.2	539.3

Net income	$666.1	$706.7	$1,866.2	$1,901.2

Basic earnings per share	$.92	$.96	$2.60	$2.53

Diluted earnings per share	$.90	$.95	$2.55	$2.49

Weighted Average Shares Outstanding
Basic	722.4	738.6	717.7	752.3

Diluted	744.2	745.4	733.1	763.0

Anheuser-Busch Companies, Inc.
Business Segments (Unaudited)
Third Quarter Ended Sept 30
(In Millions)

		International			Corporate
	U.S. Beer	Beer	Packaging	Entertainment	& Elims	Consolidated
2008
Gross Sales	$4,032.8	436.4	681.4	499.2	(101.2)	$5,548.6

Net Sales:
- Intersegment	$0.9	0.1	250.7	—	(251.7)	$—
- External	$3,465.6	370.6	430.7	499.2	150.5	$4,916.6

Income Before Income Taxes	$897.0	46.2	67.7	169.7	(351.3)	$829.3

Equity Income	$(0.8)	175.0	—	—	—	$174.2

Net Income	$555.4	203.6	42.0	105.2	(240.1)	$666.1

2007
Gross Sales	$3,803.7	380.0	698.6	479.5	(124.4)	$5,237.4

Net Sales:
- Intersegment	$0.8	0.1	256.9	—	(257.8)	$—
- External	$3,251.8	311.3	441.7	479.5	133.4	$4,617.7

Income Before Income Taxes	$811.8	34.6	50.6	175.0	(200.5)	$871.5

Equity Income	$1.8	183.4	—	—	—	$185.2

Net Income	$505.1	204.9	31.4	108.5	(143.2)	$706.7
In 2008, the company changed reporting responsibility for beer sales in the Caribbean region from U.S. Beer to International Beer and also reassigned certain administrative and technology support costs between Corporate and U.S. Beer. Segment results for 2007 have been updated to conform to the revised reporting conventions.

Anheuser-Busch Companies, Inc.
Business Segments (Unaudited)
Nine Months Ended Sept 30
(In Millions)

		International			Corporate
	U.S. Beer	Beer	Packaging	Entertainment	& Elims	Consolidated
2008
Gross Sales	$11,500.6	1,176.8	2,052.6	1,137.2	(327.8)	$15,539.4

Net Sales:
- Intersegment	$2.6	0.2	738.3	—	(741.1)	$—
- External	$9,877.8	994.6	1,314.3	1,137.2	413.3	$13,737.2

Income Before Income Taxes	$2,481.7	131.8	157.1	270.0	(760.1)	$2,280.5

Equity Income	$(1.9)	469.1	—	—	—	$467.2

Net Income	$1,536.8	550.8	97.4	167.4	(486.2)	$1,866.2

2007
Gross Sales	$11,003.0	1,022.1	2,048.0	1,065.1	(369.0)	$14,769.2

Net Sales:
- Intersegment	$2.5	0.6	738.6	—	(741.7)	$—
- External	$9,406.0	838.3	1,309.4	1,065.1	372.7	$12,991.5

Income Before Income Taxes	$2,361.5	83.7	150.1	270.4	(601.1)	$2,264.6

Equity Income	$3.4	535.9	—	—	—	$539.3

Net Income	$1,467.5	587.8	93.1	167.6	(414.8)	$1,901.2
In 2008, the company changed reporting responsibility for beer sales in the Caribbean region from U.S. Beer to International Beer and also reassigned certain administrative and technology support costs between Corporate and U.S. Beer. Segment results for 2007 have been updated to conform to the revised reporting conventions.

Anheuser-Busch Companies, Inc.
Consolidated Balance Sheet (Unaudited)
(In Millions)

	Sept 30,	Dec 31,
	2008	2007
Assets
Current Assets:
Cash	$314.3	$283.2
Accounts receivable	1,131.1	805.2
Inventories	782.6	723.5
Other current assets	259.7	212.6

Total current assets	2,487.7	2,024.5
Investments in affiliated companies	4,290.6	4,019.5
Plant and equipment, net	8,725.7	8,833.5
Intangible assets, including goodwill of $1,198.4 and $1,134.6	1,644.7	1,547.9
Other assets	711.0	729.6

Total Assets	$17,859.7	$17,155.0

Liabilities and Shareholders Equity
Current Liabilities:
Accounts payable	$1,721.7	$1,464.5
Accrued salaries, wages and benefits	393.3	374.3
Accrued taxes	458.3	106.2
Accrued interest	118.3	136.4
Other current liabilities	339.5	222.4

Total current liabilities	3,031.1	2,303.8

Retirement benefits	926.5	1,002.5

Debt	7,688.6	9,140.3

Deferred income taxes	1,339.9	1,314.6

Other long-term liabilities	254.3	242.2

Shareholders Equity:
Common stock	1,498.4	1,482.5
Capital in excess of par value	4,128.7	3,382.1
Retained earnings	19,051.4	17,923.9
Treasury stock, at cost	(19,430.1)	(18,714.7)
Accumulated non-owner changes in equity	(629.1)	(922.2)

Total Shareholders Equity	4,619.3	3,151.6

Commitments and contingencies	—	—

Total Liabilities and Shareholders Equity	$17,859.7	$17,155.0

Anheuser-Busch Companies, Inc.
Consolidated Statement of Cash Flows (Unaudited)
(In Millions)

	Nine Months
	Ended Sept 30,
	2008	2007
Cash flow from operating activities:
Net income	$1,866.2	$1,901.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	756.3	748.3
Decrease in deferred income taxes	(21.2)	(71.1)
Stock-based compensation expense	45.5	46.4
Undistributed earnings of affiliated companies	(34.7)	(126.0)
Gain on sale of business	(15.3)	(42.5)
Corporate charges	140.9	—
Other, net	(15.3)	79.6

Operating cash flow before the change in working capital	2,722.4	2,535.9
Decrease / (Increase) in working capital	120.4	(83.4)

Cash provided by operating activities	2,842.8	2,452.5

Cash flow from investing activities:
Capital expenditures	(572.4)	(564.8)
Acquisitions	(93.1)	(84.7)
Proceeds from sale of business	52.3	41.6

Cash used for investing activities	(613.2)	(607.9)

Cash flow from financing activities:
Increase in debt	5.0	906.4
Decrease in debt	(1,463.2)	(257.8)
Dividends paid to shareholders	(738.7)	(691.8)
Acquisition of treasury stock	(723.4)	(1,934.9)
Shares issued under stock plans	721.8	215.8

Cash used for financing activities	(2,198.5)	(1,762.3)

Net increase in cash during the period	31.1	82.3
Cash, beginning of period	283.2	219.2

Cash, end of period	$314.3	$301.5